Pilgrim’s Pride Reports Strong Revenue Growth and Increase of 39% in Net Income for
First Quarter 2013

GREELEY, Colo., May 2, 2013 – Pilgrim’s Pride Corporation (NASDAQ: PPC) reported first quarter 2013 earnings results with net sales of $2.0 billion, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $116.9 million and net income of $54.6 million, resulting in earnings per share of $0.21 for the quarter. This compares to $1.9 billion in sales, EBITDA of $101.5 and Net Income of $39.2 million, with earnings per share of $0.18 in the first quarter of 2012.

“Every quarter we see that our strategy and execution is working effectively. We delivered better results year over year despite $141 million of increased feed ingredient costs. By focusing on creating value with our key customers, we have diversified our product mix, honed our execution and are seeing our portfolio of business become a more profitable model,” stated Bill Lovette, Pilgrim’s Chief Executive Officer.

“Our pursuit of operational excellence has resulted in an improved safety record, significantly better than the industry average. We are reducing our turnover and measuring quality at every level of the organization. Despite challenging environmental conditions, Mexico continues to outperform due to its effective business model and the versatility and value that chicken provides to consumers.”

Mr. Lovette explained, “We made significant steps on our strategy to strengthen our company and our balance sheet. Even with as much improvement as we have demonstrated to date, we believe there is still opportunity to stretch towards our vision of being the best managed and most respected company in the industry.”

Conference Call Information

A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, May 3 at 7:00 a.m. Mountain (9 a.m. Eastern). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:
http://services.choruscall.com/links/ppc130503.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.” Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through August 1, 2013.

About Pilgrim’s Pride

Pilgrim’s employs approximately 37,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Rosemary Geelan
Pilgrim’s Pride Corp Investor Relations
Rosemary.geelan@pilgrims.com
(970) 506-8192

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets

	March 31,	December 30
	2013	2012
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$43,560	$68,180
Trade accounts and other receivables, less allowance
for doubtful accounts	390,421	384,930
Account receivable from JBS USA, LLC	3,814	1,514
Inventories	972,358	950,296
Income taxes receivable	58,321	54,719
Prepaid expenses and other current assets	64,436	56,047
Assets held for sale	26,832	27,042
Total current assets	1,559,742	1,542,728
Deferred tax assets	97,455	97,431
Other long-lived assets	42,789	45,523
Identified intangible assets, net	36,831	38,266
Property, plant and equipment, net	1,181,518	1,189,921
Total assets	$2,918,335	$2,913,869
Accounts payable	$290,533	$312,365
Account payable to JBS USA, LLC	7,045	13,436
Accrued expenses and other current liabilities	284,641	283,540
Income taxes payable	-	468
Current deferred tax liabilities	104,515	104,482
Current maturities of long-term debt	15,888	15,886
Total current liabilities	702,622	730,177
Long-term debt, less current maturities	1,126,477	1,148,870
Other long-term liabilities	115,053	125,825
Total liabilities	1,944,152	2,004,872
Common stock	2,590	2,590
Additional paid-in capital	1,642,551	1,642,003
Accumulated deficit	(615,129)	(669,711)
Accumulated other comprehensive loss	(58,101)	(68,511)
Total Pilgrim’s Pride Corporation stockholders’ equity	971,911	906,371
Noncontrolling interest	2,272	2,626
Total stockholders’ equity	974,183	908,997
Total liabilities and stockholders' equity	$2,918,335	$2,913,869

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended
	March 31,	March 25,
	2013	2012
	(In thousands, except per share data)
Net sales	$2,036,929	$1,888,773
Costs and expenses:
Cost of sales	1,918,495	1,778,708
Gross profit (loss)	118,434	110,065
Selling, general and administrative expense	43,992	45,256
Administrative restructuring charges, net	484	2,885
Operating income (loss)	73,958	61,924
Interest expense	24,821	28,245
Interest income	(216)	(274)
Foreign currency transaction losses (gains)	(7,624)	(5,928)
Miscellaneous, net	(5)	(370)
Income (loss) before income taxes	56,982	40,251
Income tax expense (benefit)	2,754	653
Net income (loss)	54,228	39,598
Less: Net income (loss) attributable to
noncontrolling interests	(354)	425
Net income (loss) attributable to
Pilgrim’s Pride Corporation	$54,582	$39,173

Weighted average shares of common stock
outstanding:
Basic	258,823	223,562
Diluted	258,953	223,631

Net income (loss) per share of common stock
outstanding:
Basic	$0.21	$0.18
Diluted	$0.21	$0.18

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Statements of Cash Flows

	Thirteen Weeks Ended
	March 31,	March 25,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$54,228	$39,598
Adjustments to reconcile net income (loss) attributable to Pilgrim’s
Pride Corporation to cash provided by (used in) operating activities:
Depreciation and amortization	37,790	35,766
Asset impairment	-	1,342
Foreign currency transaction losses (gains)	(7,753)	(5,407)
Accretion of bond discount	114	114
(Loss) Gain on property disposals	(1,139)	859
Share-based compensation	548	149
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	-	7,996
Trade accounts and other receivables	(5,183)	3,043
Inventories	(17,061)	(25,813)
Prepaid expenses and other current assets	(6,819)	13,144
Accounts payable and accrued expenses	(30,629)	(35,003)
Income taxes	(3,381)	(3,421)
Long-term pension and other postretirement obligations	(421)	-
Other	345	(2,985)
Cash provided by (used in) operating activities	20,639	29,382
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(25,778)	(16,670)
Purchases of investment securities	-	(88)
Proceeds from property sales and disposals	1,660	3,066
Cash used in investing activities	(24,118)	(13,692)
Cash flows from financing activities:
Proceeds from revolving line of credit	288,500	183,200
Payments on revolving line of credit, long-term borrowings and capital
lease obligations	(311,005)	(341,802)
Payment of note payable to JBS USA	-	(50,000)
Proceeds from sale of common stock	-	198,379
Cash provided by (used in) financing activities	(22,505)	(10,223)
Effect of exchange rate changes on cash and cash equivalents	1,364	494
Increase (decrease) in cash and cash equivalents	(24,620)	5,961
Cash and cash equivalents, beginning of period	68,180	41,609
Cash and cash equivalents, end of period	43,560	47,570

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

NOTE: “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended
	March 31,	March 25,
	2013	2012
	(In thousands)
Net loss from continuing operations	$54,228	$39,598
Add:
Income tax expense (benefit)	2,754	653
Interest expense, net	24,605	27,971
Depreciation and amortization	37,790	35,766
Minus:
Amortization of capitalized loan costs	2,516	2,468
EBITDA	116,861	101,520
Add:
Restructuring charges	484	2,885
Minus:
Net income attributable to noncontrolling interest	(354)	425
Adjusted EBITDA	$117,699	$103,980

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen Weeks Ended
	March 31,	March 25,
	2013	2012
	(In thousands)
Net sales to customers by country of origin:
US:	$1,808,486	$1,684,604
Mexico:	228,443	204,169
Total net sales	$2,036,929	$1,888,773

Cost of sales by country of origin:
US:	$1,729,836	$1,600,269
Mexico:	188,659	178,439
Total net sales	$1,918,495	$1,778,708

Components of gross profit
US:	$78,650	$84,335
Mexico:	$39,784	$25,730
Total net sales	$118,434	$110,065